EXHIBIT 99.1

America's Car-Mart Reports Third Quarter Earnings Increase of 71% to $.53 Per Share on Revenue Increase of 14.1%

Retail Unit Sales Up 11.8%, Same Store Revenue Up 11%

Board of Directors Authorizes Increase in Share Repurchase Program

BENTONVILLE, Ark., Feb. 25, 2010 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the third fiscal quarter ended January 31, 2010. On February 24, 2010, The Company's Board of Directors authorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on December 2, 2005. Since December 2, 2005, the Company has repurchased over 477,000 shares of its common stock under this program.

Highlights of third quarter operating results:

  Net income of $6.3 million ($.53 per diluted share) vs. $3.6 million ($.31 per diluted share) for prior year quarter
  Active customer base increased 2.3% to over 46,500 during the quarter ended January 31, 2010
  Revenue increase of 14.1% with same store revenue growth of 11%
  Retail unit sales increase of 11.8%
  Provision for credit losses of 21.7% of sales vs. 22.4% for prior year quarter
  Accounts over 30 days past due of 4.2% at January 31, 2010 compared to 4.5% at January 31, 2009
  Net charge-offs as a percentage of average Finance Receivables decreased to 5.7% from 6.0% for the prior year quarter
  Gross margin of 44.0% of sales vs. 43.1% for prior year quarter
  Strong cash flows with Finance Receivables growth of $7.9 million to $262 million, net capital expenditures of $449,000 with only a $900,000 increase in debt
  Debt to equity of 19.7% and debt to finance receivables of 13.4%

For the three months ended January 31, 2010, revenues increased 14.1% to $83.8 million compared with $73.5 million in the same period of the prior year. Income for the quarter was $6.3 million or $.53 per diluted share, versus $3.6 million, or $0.31 per diluted share in the same period last year. Retail unit sales increased 11.8%, with 7,824 vehicles sold in the current quarter, compared to 6,996 in the same period last year. Same store revenue increased    11% for the quarter. The provision for credit losses was 21.7% of sales compared to 22.4% in the same period last year. Net charge-offs as a percentage of average finance receivables was 5.7% compared to 6.0% in the same period last year. Gross profit on vehicle sales was 44.0% for the quarter compared to 43.1% for the prior year quarter. Finance Receivables grew by $7.9 million during the quarter or 3.1%. The allowance for credit losses is 22% of Finance Receivables principal balance at both January 31, 2010 and 2009.

Highlights of nine month operating results:

  Net income of $19.6 million ($1.65 per diluted share) vs. $12.8 million ($1.08 per diluted share) for prior year period
  Active customer base increased 11% to over 46,500 for the nine months ended January 31, 2010
  Revenue increase of 13.1% with same store revenue growth of 10.3%
  Retail unit sales increase of 12.5%
  Provision for credit losses of 20.5% of sales vs. 21.8% for prior year period
  Net charge-offs as a percentage of average Finance Receivables decreased to 16.1% from 17.9% for the prior year period.
  Gross margin of 43.9% of sales vs. 43.2% for prior year period
  Strong cash flows with Finance Receivables growth of $30.2 million, net capital expenditures of $2.7 million with only a $5.3 million increase in debt

For the nine months ended January 31, 2010, revenues increased 13.1% to $250.1 million compared with $221.1 million in the same period of the prior year. Income for the nine months was $19.6 million or $1.65 per diluted share, versus $12.8 million, or $1.08 per diluted share in the same period last year. Retail unit sales increased 12.5%, with 23,971 vehicles sold during the nine months, compared to 21,307 in the same period last year. Same store revenue increased 10.3% for the nine months. The provision for credit losses was 20.5% of sales compared to 21.8% in the same period last year. Net charge-offs as a percentage of average finance receivables was 16.1% compared to 17.9% in the same period last year. Gross profit on vehicle sales was 43.9% for the nine months compared to 43.2% for the prior year period. Finance Receivables grew by $30.2 million during the nine months or 13%.

"We are extremely pleased with our results, and, absent some weather related issues that hit us especially hard at the very end of our third quarter, the results would have even been better. We anticipate that the negative weather effects during the third quarter will simply push some activity into our fourth quarter this year and will not result in ultimate lost sales. Our associates continue to raise the bar in serving our customers and these efforts are showing up with the top and bottom line growth we are experiencing. We are proud of the value we are bringing to our customers and we will continue to invest in the business to serve them in the best possible way," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "We continue to see increasing sales and profits within our existing store base as well as within our newer lots opened recently. Of particular note are the tremendous improvements we are seeing in our Texas, Alabama and Kentucky locations. Two of our regional vice presidents, Tracy Tillar and Drew Clark, have responsibility for these territories and are doing an outstanding job of leading our efforts for these lots. Our game-plan has been and will continue to be to increase volumes and resulting profitability thru our existing store base and at the same time add new locations. Our Manager in Training Program continues to attract quality individuals and we currently have several new locations identified and are working diligently to get them opened so that we can serve an expanding customer base. "

"Our purchasing department continues to do an outstanding job of keeping car costs down, and quality up, in the face of rising wholesale prices. Our average selling price is up only 1.1% compared to last year's third quarter," added Mr. Henderson. "By keeping our car costs down we have been able to maintain, and even improve, our gross margin percentage during the current fiscal year. Our gross margin percentage was 44% for the quarter compared to 43.1% for the prior year period. "

"Our credit quality continues to show improvement. The provision for credit losses as a percentage of sales decreased 70 basis points for the quarter and decreased 130 basis points for the nine month period. Net charge-offs are down, accounts over 30 days past due are down and the percentage of Finance Receivables that are current is up. We are pleased with our credit results and will continue to ensure we are doing everything possible to help our customers succeed," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "For the nine month period, we once again saw strong cash flows with Finance Receivables growth of $30.2 million, net capital expenditures of $2.7 million with only a $5.3 million increase in debt. We now have over 46,500 active customers which is up 11% from the beginning of our fiscal year. Our debt to equity and debt to finance receivables ratios of 19.7% and 13.4%, respectively, continue to be very strong and are further indicators of the strength of our balance sheet and capital structure. Additionally, we recently renewed our existing banking agreement at substantially the same terms pushing out the due date to April 30, 2011."

"We are very pleased with the results thus far of this year's $0 Down Tax Promotion, which began at the very end of October 2009, and have seen solid increases in total sales volume and collections under this program," added Mr. Williams. "We consider this program to be a huge competitive advantage for us and it has been extremely well received by our existing customer base as well as attracting new customers to Car-Mart."

"Our Board of Directors has approved an increase in our share repurchase program, allowing for up to 1 million shares to be repurchased. We believe in the long-term value of our company and will invest in the repurchase program when favorable conditions present themselves to us," added Mr. Williams.  "Since December 2, 2005, the Company has repurchased over 477,000 shares of its common stock."

Conference Call

Management will be holding a conference call on Thursday, February 25, 2010 at 11:00 a.m. Eastern time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #56110614.

About America's Car-Mart

America's Car-Mart operates 95 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future revenue growth;
  gross margin percentages; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended		2010	Three Months Ended
	January 31,		vs.	January 31,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	7,824	6,996	11.8%
Average number of stores in operation	96.0	92.0	4.4
Average retail units sold per store per month	27.2	25.3	7.5
Average retail sales price	$ 9,267	$ 9,166	1.1
Same store revenue growth	11.0%	2.9%
Net charge-offs as a percent of average Finance Receivables	5.7%	6.0%
Collections as a percent of average Finance Receivables	16.1%	16.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.7%	81.6%
Average down-payment percentage	4.3%	4.4%

Period End Data:
Stores open	95	92	3.3%
Accounts over 30 days past due	4.2%	4.5%
Finance Receivables, gross	$ 261,569	$ 229,246	14.1%

Operating Statement:
Revenues:
Sales	$ 75,756	$ 66,919	13.2%	100.0%	100.0%
Interest income	8,049	6,533	23.2	10.6	9.8
Total	83,805	73,452	14.1	110.6	109.8

Costs and expenses:
Cost of sales	42,442	38,094	11.4	56.0	56.9
Selling, general and administrative	13,945	12,612	10.6	18.4	18.8
Provision for credit losses	16,460	14,966	10.0	21.7	22.4
Interest expense	589	617	(4.5)	0.8	0.9
Interest expense- change in fair value of Interest Rate Swap	46	1,066	--	0.1	1.6
Depreciation and amortization	438	352	24.4	0.6	0.5
Loss on Lot Closure	--	--		--	--
Total	73,920	67,707	9.2	97.6	101.2

Income before taxes	9,885	5,745		13.0	8.6

Provision for income taxes	3,606	2,100		4.8	3.1

Net income	$ 6,279	$ 3,645		8.3	5.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 6,269	$ 3,635

Earnings per share:
Basic	$ 0.54	$ 0.31
Diluted	$ 0.53	$ 0.31

Weighted average number of shares outstanding:
Basic	11,732,822	11,780,402
Diluted	11,891,168	11,828,215
America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2010	Nine Months Ended
	January 31,		vs.	January 31,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	23,971	21,307	12.5%
Average number of stores in operation	96.0	91.0	5.5
Average retail units sold per store per month	27.7	26.0	6.5
Average retail sales price	$ 9,109	$ 9,010	1.1
Same store revenue growth	10.3%	11.2%
Net charge-offs as a percent of average Finance Receivables	16.1%	17.9%
Collections as a percent of average Finance Receivables	48.9%	49.0%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	83.2%	81.6%
Average down-payment percentage	6.1%	6.0%

Period End Data:
Stores open	95	92	3.3%
Accounts over 30 days past due	4.2%	4.5%
Finance Receivables, gross	$ 261,569	$ 229,246	14.1%

Operating Statement:
Revenues:
Sales	$ 228,010	$ 201,558	13.1%	100.0%	100.0%
Interest income	22,111	19,538	13.2	9.7	9.7
Total	250,121	221,096	13.1	109.7	109.7

Costs and expenses:
Cost of sales	127,841	114,557	11.6	56.1	56.8
Selling, general and administrative	41,831	37,920	10.3	18.3	18.8
Provision for credit losses	46,664	43,878	6.3	20.5	21.8
Interest expense	1,838	1,925	(4.5)	0.8	1.0
Interest expense- change in fair value of Interest Rate Swap	(180)	1,560	--	(0.1)	0.8
Depreciation and amortization	1,243	1,009	23.2	0.5	0.5
Loss on Lot Closure	--	--		--
Total	219,237	200,849	9.2	96.2	99.6

Income before taxes	30,884	20,247		13.5	10.0

Provision for income taxes	11,265	7,429		4.9	3.7

Net income	$ 19,619	$ 12,818		8.6	6.4

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 19,589	$ 12,788

Earnings per share:
Basic	$ 1.67	$ 1.09
Diluted	$ 1.65	$ 1.08

Weighted average number of shares outstanding:
Basic	11,731,674	11,749,181
Diluted	11,848,781	11,814,166
America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data

	January 31,	April 30,
	2010	2009

Cash and cash equivalents	$ 341	$ 168
Finance receivables, net	$ 205,809	$ 182,041
Total assets	$ 248,680	$ 219,624
Total debt	$ 35,123	$ 29,839
Stockholders' equity	$ 178,499	$ 157,077
Shares outstanding	11,734,357	11,729,181

Finance receivables:
Principal balance	$ 261,569	$ 231,351
Deferred Revenue - Payment Protection Plan	$ (8,113)	$ (7,353)
Allowance for credit losses	(55,760)	(49,310)

Finance receivables, net of allowance and deferred revenue	$ 197,696	$ 174,688

Allowance as % of principal balance	22.0%	22.0%

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2010	2009
Balance at beginning of period	$ 49,310	$ 44,809
Provision for credit losses	46,664	43,878
Charge-offs, net of collateral recovered	(40,166)	(39,775)
Allowance related to purchased/sold accounts	(48)	(8)

Balance at end of year	$ 55,760	$ 48,904

CONTACT:  America's Car-Mart Inc.
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021